EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8, pertaining to registration of 5,000,000 shares of Common Stock, par value $7.50 per share, of The Bank of New York Company, Inc. (the “Company”) pursuant to The Retirement Savings Plan of Pershing LLC and the Retirement Savings Plan of BNY Brokerage, Inc. and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

New York, New York

June 28, 2004